Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

GERMANTOWN, MD, August 9, 2021 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended June 30, 2021.

Recent Highlights & Accomplishments:

•	Generated second quarter 2021 revenue of $3.3 million.
•	Ascensia Diabetes Care launched both a U.S. patient assistance program, reducing out-of-pocket costs to support all diabetes patients including the 200 million covered lives, and a direct-to-consumer digital advertising campaign, to raise patient awareness of Eversense and generate new patient leads.
•	“The PROMISE Study: An Evaluation of the Safety and Accuracy of the Next Generation 180-Day Long-term Implantable Eversense CGM System” demonstrating sensor accuracy MARD of 8.5-9.1% was presented in June at the ATTD and ADA conferences along with the submission of the manuscript to a major diabetes journal.
•	FDA active review continues for the Eversense® 180-day PMA supplement application.
•	Raised $50 million in gross proceeds through completion of At-the-Market equity offering program. The use of proceeds is intended primarily for debt service.

“In the second quarter we made progress driving increased patient and provider awareness of Eversense through a targeted direct-to-consumer digital advertising campaign and presentations of the PROMISE Study, an evaluation of our 180-day sensor, at the ADA and ATTD conferences,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “As announced when we submitted this data to the FDA, we are pleased with the strength of the data from the PROMISE Study which we believe represents a top tier CGM safety and accuracy profile. Along with our commercial partner Ascensia Diabetes Care we are excited about the opportunity to offer more patients the longest lasting CGM systems.”

Second Quarter 2021 Results:

Total revenue for the quarter was $3.29 million compared to $0.26 million for the second quarter of 2020. U.S. revenue was $0.98 million and revenue outside the U.S. was $2.31 million.

Second quarter 2021 gross profit increased by $1.54 million year-over-year, to $0.39 million. The positive gross margin in the quarter was primarily due to the fulfillment of orders utilizing existing written off inventory as a result of the COVID-19 pandemic.

Second quarter 2021 sales and marketing expenses decreased by $1.50 million year-over-year, to $1.64 million. The decrease was primarily due to the strategic changes in our go-to-market strategy with the Ascensia global collaboration.

Second quarter 2021 research and development expenses increased by $3.31 million year-over-year, to $7.11 million. The increase was primarily driven by clinical study costs and primarily non-cash, stock-based compensation and other personnel related expenses.

Second quarter 2021 general and administrative expenses increased by $3.09 million year-over-year, to $7.53 million. The increase was primarily due to primarily non-cash, stock-based compensation and other personnel related costs.

Net loss was $180.32 million, or $0.42 per share, in the second quarter of 2021, compared to $7.52 million, or $0.03 per share, in the second quarter of 2020. Net loss increased by $172.81 million due to a $169.43 million increase in other expenses primarily related to non-cash accounting charges resulting from the accounting for embedded derivatives related to certain of the company financings, as well as a $3.36 million increase in loss from operations.

As of June 30, 2021, cash, cash equivalents, short and long-term investments were $215.0 million and outstanding indebtedness was $109.9 million.

2021 Financial Outlook

The company continues to expect that global net revenue to Senseonics for the full year 2021 will be in the range of $12.0 million to $15.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 9, 2021, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 4998185 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2021 Financial Outlook,” statements about the potential benefits of the Ascensia commercialization and collaboration agreement, including the ability of Ascensia to grow the market for Eversense, the future increase in patient and provider awareness of Eversense, reductions in patient costs and expansion of access to Eversense, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes for the 180-day Eversense product, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2020, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$69,754	$18,005
Restricted cash	—	200
Short term investments, net	93,337	—
Accounts receivable, net	207	565
Accounts receivable - related parties	2,584	2,421
Inventory, net	8,816	5,281
Prepaid expenses and other current assets	4,533	3,774
Total current assets	179,231	30,246

Option	723	1,886
Deposits and other assets	1,861	2,229
Long term investments, net	51,919	—
Property and equipment, net	1,391	1,557
Total assets	$235,125	$35,918

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,032	$1,762
Accrued expenses and other current liabilities	11,225	11,674
Term Loans, net	5,763	3,202
Total current liabilities	20,020	16,638

Long-term debt and notes payables, net	54,664	57,216
Derivative liabilities	367,379	62,119
Option	104,653	39,734
Other liabilities	1,049	1,483
Total liabilities	547,765	177,190

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 shares issued and outstanding as of June 30, 2021 and 3,000 shares issued and outstanding as of December 31, 2020	—	2,811
Total temporary equity	—	2,811

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 900,000,000 shares authorized; 445,124,690 and 265,582,688 shares issued and outstanding as of June 30, 2021 and December 31, 2020	445	266
Additional paid-in capital	765,262	504,162
Accumulated other comprehensive loss, net of tax	(16)	—
Accumulated deficit	(1,078,331)	(648,511)
Total stockholders' deficit	(312,640)	(144,083)
Total liabilities and stockholders’ deficit	$235,125	$35,918

Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue, net	$433	$216	$920	$247
Revenue, net - related parties	2,856	45	5,215	50
Total revenue	3,289	261	6,135	297
Cost of sales	2,897	1,404	5,217	21,074
Gross profit (loss)	392	(1,143)	918	(20,777)
Expenses:
Sales and marketing expenses	1,644	3,142	3,257	14,287
Research and development expenses	7,107	3,796	12,362	11,159
General and administrative expenses	7,531	4,445	12,505	10,134
Operating loss	(15,890)	(12,526)	(27,206)	(56,357)
Other (expense) income, net:
Interest income	247	8	256	217
Loss on fair value adjustment of option	(35,730)	—	(88,405)	—
Gain (Loss) on extinguishment of debt and option	—	(6,385)	330	(10,931)
Interest expense	(4,034)	(3,555)	(8,092)	(7,928)
Gain (Loss) on change in fair value of derivatives	(124,361)	15,238	(305,260)	25,549
Impairment cost	(381)	—	(1,163)	—
Other expense	(157)	(295)	(280)	(658)
Total other (expense) income, net	(164,416)	5,011	(402,614)	6,249
Net loss	(180,306)	(7,515)	(429,820)	(50,108)
Other comprehensive loss, net of tax
Unrealized loss on marketable securities	(16)	—	(16)	—
Total other comprehensive loss, net of tax	(16)	—	(16)	—
Total comprehensive loss	$(180,322)	$(7,515)	$(429,836)	$(50,108)

Basic and diluted net loss per common share	$(0.42)	$(0.03)	$(1.08)	$(0.24)
Basic and diluted weighted-average shares outstanding	431,840,854	220,305,606	398,244,296	212,025,792